Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of December 1, 2003 by and between GREATER BAY BANCORP (the “Company”), a California corporation, and BYRON SCORDELIS (“Executive”).

RECITALS:

A. The Company is a registered financial holding company under the Gramm Leach Bliley Act and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

B. The Company and the Executive desire to terminate that certain Employment Agreement dated as of March 26, 2001, as amended by Amendment No. 1 dated April 14, 2003 (the “Existing Agreement”), and enter into a new employment agreement for the purposes of engaging the services of Executive as President and Chief Executive Officer of the Company.

C. In so doing, the Company desires to avail itself of the skill, knowledge and experience of the Executive in order to ensure the successful management of its business and to delineate the rights, obligations and responsibilities of the Company and the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the company and the Executive agree as follows:

1. Termination of Existing Agreement. The Company and the Executive acknowledge and agree that the Existing Agreement is hereby terminated as of the Effective Date (as defined in Section 3 hereof) of this Agreement and superseded in its entirety by this Agreement.

2. Duties and Obligations of the Executive. Beginning on the Effective Date, the Executive shall serve as the President and Chief Executive Officer of the Company and shall be appointed as a member of the Board of Directors of the Company. The Executive shall perform the customary duties of such office as may from time to time be reasonably requested of him by the Company’s Board of Directors. Such duties shall include, but are not limited to:

(a) Maintaining a good relationship with the Company’s shareholders, regulatory agencies and governmental authorities;

(b) Providing leadership in planning, strategic development and implementation of the Company’s business plans and affairs; and

(c) Participating in community affairs which are beneficial to the Company and its subsidiaries.

3. Term of Employment. The Company shall employ Executive, and Executive shall accept employment with the Company, as President and Chief Executive Officer for a period of five years beginning January 1, 2004 (the “Effective Date”), upon the terms and conditions herein set forth.

4. Devotion to the Company’s Business.

(a) The Executive shall devote his full business time, ability and attention to the business of the Company during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company’s Board of Directors. However, the expenditure of reasonable amounts of time for educational, charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of the Executive under this Agreement. Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments. However, the Executive shall not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Executive (except for shares of stock, or options exercisable for such stock, of the Executive’s former employer).

(b) The Executive agrees to conduct himself at all times with due regard to public conventions and morals. The Executive further agrees not to do or commit any act that will reasonably tend to shock or offend the community and have a material adverse effect upon the Company.

(c) The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that the Company, in addition to any other rights or remedies that the Executive may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.

5. Noncompetition by Executive. The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder, officer, director or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Company.

6. Indemnification. The Company agrees to indemnify the Executive in accordance with the terms of the Company’s standard indemnification agreement and applicable law, to be executed by the Company and the Executive concurrently herewith. The Company represents and warrants that it has directors and officers liability insurance coverage and that it currently intends to maintain such insurance during the term of this Agreement.

7. Disclosure of Information. The Executive shall not, either before or after termination of this Agreement, without the prior written consent of the Company’s Board of Directors or except as required by law to comply with legal process, including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of the Company and/or one or all of its subsidiaries. The Executive further recognizes and acknowledges that any financial information concerning any customers of the Company or its subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Company’s business. The Executive shall not, either before or after termination of this Agreement, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event the Executive is required by law to disclose such information described in this Section 7, the Executive will provide the Company and its counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. This Section 7 shall survive the expiration or termination of this Agreement.

8. Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records, including, without limitation, computer disks used by the Executive in performing duties for the Company, other than the Executive’s personal notes and diaries, are and shall remain the sole property of the Company. Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Company. This Section 8 shall survive expiration or termination of this Agreement.

9. Base Salary. In consideration for the services to be performed hereunder, the Executive shall receive a salary in the minimum amount of $575,000 per annum, payable in substantially equal installments during the term of this Agreement in accordance with the Company’s normal payroll practices, subject to applicable adjustments for withholding taxes. The Executive shall receive such annual increases in salary, if any, as may be determined by the Company’s Board of Directors, in its sole discretion.

10. Disability Insurance. During the term of this Agreement, the Company shall provide the Executive with a disability insurance policy, subject to the Executive’s satisfactory medical evaluation as may be required by the proposed insurance carriers. The premiums for such policy (a maximum of $5,000 per year) will be paid 50% by the Company and 50% by the Executive.

11. Incentive Compensation. The Compensation Committee of the Company’s Board of Directors will determine the amount, if any, of pre-tax net profit of the Company available for allocation and distribution as incentive compensation and the amount of any incentive payable to the Executive pursuant to the Company’s executive incentive compensation program (the “Program”). Pre-tax net profit for purposes of the determination is defined as actual pre-tax net profit before allocation of any incentive compensation.

Distribution of any incentive compensation pursuant to the Program shall be made only to employees of the Company eligible to participate in the Program and who are employed by the Company at the time any such distribution is made. Any such distribution of incentive compensation shall be prorated for any partial year.

12. Stock Options and Restricted Stock. At the first Compensation Committee meeting immediately following the Effective Date, the Compensation Committee will grant to the Executive options to purchase 50,000 shares of the Company’s common stock and 10,000 shares of restricted stock under the Company’s 1996 Amended and Restated Stock Option Plan. The Company may, but is not obligated to, grant additional options or shares of restricted stock to the Executive in the future. Any such grants shall be evidenced by an agreement to be entered into between the Company and the Executive. No rights of employment shall be conferred upon the Executive or result from any such agreement. Future stock option or restricted stock grants shall be at the sole discretion of the Company’s Compensation Committee.

13. Other Benefits. The Executive shall be entitled to those employee benefits adopted by the Company for all employees of the Company, subject to applicable qualification requirements and regulatory approval requirements, if any. The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to the Executive:

(a) Vacation. Employee shall be entitled to five weeks annual vacation leave at his then existing rate of full salary each year during the term of this Agreement. The Executive may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. The length of vacation should not exceed two weeks without the approval of the Company’s Compensation Committee. Vacation time will accrue in accordance with the Company’s personnel policies.

(b) Automobile Allowance and Insurance. The Company shall pay to the Executive an automobile allowance of $1,000 per month during the term of this Agreement. The Executive shall acquire or otherwise make available for his business and personal use an automobile, suitable to his position, and (i) maintain it in good condition and repair; and (ii) maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Company and such coverages in such amounts as may be acceptable to the Company from time to time.

(c) Employee Benefits. The Executive shall be eligible to participate in the Company’s group life, health (including medical, dental and hospitalization), accident and disability insurance coverage for the Executive and his dependents on the same terms as the Company offers to its employees generally. The Executive shall also be eligible to participate in the Company’s Deferred Compensation Plan.

(d) Supplemental Executive Retirement Program. As soon as practical after execution of this Agreement, but not later than December 31, 2003, the Company shall provide the Executive with an agreement providing supplemental executive retirement benefits, subject to the ability of the Company to obtain insurance on the life of the Executive on terms deemed reasonable to the Company in its sole discretion. Subject to the terms of such agreement, these benefits will provide for a lifetime defined benefit and a secured benefit under a secular trust, for a total benefit equal to 70% of the Executive’s base salary as set forth in the first sentence of Section 9 hereof, such amounts to be paid to the Executive upon normal retirement age of 62 years. Such agreement shall also provide a life insurance component and full vesting upon a “Change in Control” (as defined in such agreement) of the Company. The amount of the defined benefit and the secured benefit shall be subject to annual review by the Company’s Compensation Committee.

(g) Country Club Dues. The Company shall pay the Executive’s monthly membership dues at the Los Altos Hills Country Club.

(h) Health Club Membership. The Company will pay the membership dues for a health club of the Executive’s choosing up to $7,500 per year.

14. Annual Physical Examination. The Company shall pay or reimburse the Executive for the cost, above any insurance coverage, of an annual physical examination conducted by a California licensed physician selected by the Executive and reasonably acceptable to the Company. The Executive shall report the general substance of the physician’s overall evaluation of the Executive’s physical condition to the Company’s Executive Committee as soon as reasonably practicable following the Executive’s receipt of such information from the physician.

15. Business Expenses. The Executive shall be reimbursed for all ordinary and necessary expenses incurred by the Executive in connection with his employment. The Executive shall also be reimbursed for expenses incurred in activities associated with promoting the business of the Company, including expenses for approved club memberships, entertainment, travel and other expenses for attendance at conventions and education programs, and similar items. The Company will pay for or will reimburse the Executive for such expenses upon presentation by the Executive from time to time of receipts or other appropriate evidence of such expenditures. Any club memberships shall be subject to the advance approval by the Company’s Compensation Committee. During the term of this Agreement, the Executive shall have an option to purchase any club memberships from the Company if the Company decides to terminate any such membership. Upon termination of employment, the Executive shall have an option to purchase any club memberships from the Company during the six-month period following such termination. Any purchase by the Executive from the Company of a club membership, either during the term of this Agreement or upon termination of employment, shall be at the same purchase price paid by the Company to acquire each club membership, unless otherwise agreed by the Company and the Executive.

16. Termination of Agreement.

(a) Termination for Cause. This Agreement shall terminate immediately without further act of the parties upon the termination of Executive’s employment for “cause.” For purposes of this Agreement, “cause” shall mean (i) the Executive’s conviction of any felony which has a material adverse effect on the Company or its subsidiaries; (ii) the Executive’s deliberate violation of any state or federal banking or securities laws, or the Bylaws, rules, policies or resolutions of the Company, or the rules or regulations of the Federal Reserve Board, the California Department of Financial Institutions, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or other regulatory agency or governmental authority having jurisdiction over the Company or its subsidiaries, which violation has a material adverse effect upon the Company or its subsidiaries; (iii) disclosure of any of the proprietary or confidential information of the Company which has a material adverse effect upon the Company or its subsidiaries; (iv) the inducement of any client or customer of the Company to break any contract with the Company which has a material adverse effect upon the Company or its subsidiaries; (v) the engagement of any conduct which constitutes unfair competition with the Company which has a material adverse effect upon the Company or its subsidiaries; or (vi) the removal of the Executive from office by any court or bank regulatory agency. As used in this Section 16(a), the term Company includes wholly owned subsidiaries of the Company.

Upon a termination for cause, the Executive’s right to receive compensation and benefits under this Agreement shall terminate immediately upon the effective date of the termination for cause, except that any vested rights of the Executive shall not be affected.

(b) Termination by the Company. The Employer may, at its election and in its sole discretion, terminate this Agreement for any reason, or for no reason, by giving not less than 90 days’ prior written notice of termination to the Executive, without prejudice to any other remedy to which the Company may be entitled either at law, in equity or under this Agreement. Upon such termination, the Executive shall be entitled to receive any employment benefits which shall have accrued prior to such termination and the severance pay specified in Section 16(d) below.

(c) Termination by the Executive. This Agreement may be terminated by the Executive for any reason, or no reason, by giving not less than 90 days’ prior written notice of termination to the Company. Upon such termination, all rights and obligations accruing to the Executive under this Agreement shall cease, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(d) Severance Pay – Termination by the Company. In the event of termination by the Company pursuant to Section 16(b) or by the Executive pursuant to Section 16(c) for “Good Reason” (as defined below), the Executive shall be entitled to receive severance pay equal to 30 months’ base salary, at the Executive’s rate of salary immediately preceding the date of termination (the “Reference Salary”), plus three times the average of the annual and/or incentive bonuses paid to the Executive over the three years immediately preceding such termination, payable in a lump sum (the “Reference Bonus”). In addition, all restricted stock, stock options and other equity incentives held by the Executive shall vest and become immediately exerciseable, as the case may be. For purposes of the Supplemental Executive Retirement Program referred to in Section 13(d), the Executive shall be deemed to have three additional years of age and service.

Notwithstanding the foregoing, in the event of a “change in control” as defined in subsection (e) below, the Executive shall not be entitled to severance pay pursuant to this subsection (d) and any rights of the Executive to severance pay shall be limited to such rights as are specified in subsection (e) below. The Executive acknowledges and agrees that severance pay pursuant to this subsection (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for the Executive terminated at the will of the Company pursuant to Section 16(b) or by the Executive for Good Reason pursuant to Section 16(c).

For purposes of this Agreement, “Good Reason” shall mean (i) any diminution in the scope of the Executive’s title, position, authority, duties or responsibilities, (ii) any adverse change in the Executive’s base salary, except as specifically provided herein, (iii) any relocation of the Executive outside of the eight counties that comprise the San Francisco Bay Area, or (iv) any material breach of this Agreement by the Company.

(e) Severance Pay – Change in Control. In the event of a “change in control” as defined herein and within a period of two years following consummation of such a change in control (i) the Executive’s employment is terminated; or (ii) any adverse change occurs in the nature and scope of the Executive’s position, responsibilities, duties, salary, benefits or location of employment; or (iii) any event occurs which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive’s employment, the Executive shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments due the Executive. Any such severance pay due the Executive shall be in an amount equal to 36 months of the Reference Salary plus three times the Reference Bonus.

In addition to the change in control severance payment rights of the Executive described above and notwithstanding any other provisions of this Agreement, the Executive shall be entitled to receive the severance payments specified in this Section 16(e) in the event that the Executive voluntarily terminates his employment with the Company or its successor effective on a date within the 30 day period immediately after the expiration of the sixth month following a change in control. The Executive shall deliver written notice to the Company of his intention to terminate employment specifying the effective date within such 30 day period described above, which notice must be received by the Company not less than 20 days prior to the expiration of the sixth month following such a change in control.

If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Company, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (and its successor) shall increase the amounts payable under this Agreement to the extent necessary to afford the Executive substantially the same economic benefit under this Agreement as the Executive would have received had no such excise tax been imposed on the payments due the Executive under this Agreement. The determination of the amount of any such excise taxes shall be made initially by the independent accounting firm employed by the Company immediately prior to the occurrence of the event constituting a change in control.

If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable to the Executive is greater than the amount initially so determined, then the Company (or its successor) shall pay to the Executive an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment, plus an amount necessary to reimburse the Executive substantially for any income, excise or other taxes payable by the Executive with respect to such amounts.

Any such severance shall be payable, at the Executive’s election, in a lump sum or in substantially equal bi-weekly installments for a period of 12 months. Such severance payments, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payments, if any, may be due the Executive and any severance payment rights of Executive under Section 16(d) of this Agreement. This subsection (e) shall be binding upon and inure to the benefit of the parties and any successors or assigns of the Company or any “person” as defined herein.

Notwithstanding the foregoing, the Executive shall not be entitled to receive nor shall the Company, its successors, assigns or any “person” as defined herein be obligated to pay severance payments pursuant to this subsection (e) in the event of an occurrence described in section 16(a).

Notwithstanding the foregoing, the Executive shall not be entitled to receive, and the Company shall not pay, any amount under this Agreement that is prohibited by Section 359.1 of the Federal Deposit Insurance Corporation Rules and Regulations.

(f) Upon termination of the Executive’s employment pursuant to any provision of this Section 16, the Executive shall tender his resignation from the Board of Directors of the Company and all of its subsidiaries.

17. Change in Control Definition. The term “change in control” shall mean the first to occur of any of the following events with respect to the Company:

(a) Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of 25% or more of the Company’s’ capital stock entitled to vote in the election of directors, other than a group of two or more persons not (i) acting in concern for the purpose of acquiring, holding or disposing of such stock or (ii) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control;

(b) During any period of not more than two consecutive years, not including any period prior to the date of this Agreement, individuals who, at the beginning of such period, constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the company to effect a transaction described in Section 17(a), (c), (d) or (e) of this Agreement) whose appointment to the Board of Directors or nomination for election to the Board of Directors was approved by a vote of at least 75% of the directors then still in office (the “Incumbent Board”), either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) The effective date of any consolidation or merger of the Company or other similar business combination (collectively, a “Business Combination”) (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), unless following such Business Combination the holders of the voting capital stock of the Company immediately prior to the Business Combination hold more than 50% of the voting capital stock of the surviving entity immediately after the Business Combination and at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination;

(d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e) The shareholders of the Company approve the sale or transfer of substantially all of the Company’s assets to parties that are not within a “controlled group of corporations” (as that term is defined in section 1563 of the Code) in which the Company is a member.

18. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the address listed as follows:

If to the Company:	Greater Bay Bancorp
400 Emerson Street, 3rd Floor
Palo Alto, California 94301
Attention: Chairman of the Board
If to the Executive:	Byron Scordelis
Greater Bay Bancorp
400 Emerson Street, 3rd Floor
Palo Alto, California 94301

Each party may change the address for receipt of notices by written notice in accordance with this Section 18. Notices delivered personally shall be deemed received as of the date of actual receipt; mailed notices shall be deemed received as of three days after the date of mailing.

19. Arbitration. All claims, disputes and other matters in questions arising out of or relating to this Agreement or the breach or interpretation thereof shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc., San Francisco, California (“JAMS”), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association, San Francisco, California (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be in writing and shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.

The obligation of the parties to arbitrate pursuant to this Section 19 shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties. Each party shall be entitled to discovery under the provisions of the California Arbitration Act and shall have the right to subpoena witnesses and documents for the arbitration. All rights, causes of action, remedies and defenses available under California and federal law and equity are available to the parties hereto, and shall be applicable as though in a court of law, including the right to file a motion for summary judgment.

The Company agrees to pay the fees and costs of the arbitration under this Section 19. Each party shall pay for its own costs and attorneys’ fees. However, the arbitrator may award reasonable fees and costs to the prevailing party in the arbitration.

This agreement to arbitrate shall survive the termination of this Agreement.

20. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Company. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

21. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

22. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

23. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

24. Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

25. Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement.

26. Payments Due Deceased Executive. If the Executive dies prior to the expiration of the term of his employment, any payments that may be due the Executive from the Company under this Agreement as of the date of death shall be paid to the Executive’s executors, administrators, heirs, personal representatives, successors or assigns.

27. Representation. The parties hereto acknowledge that this Agreement was drafted by the Company’s General Counsel. The Executive represents and acknowledges that he is sophisticated in business matters (including, but not limited to, employment agreements) and that he has had the opportunity to seek independent legal advice.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GREATER BAY BANCORP

By:	/s/ Duncan L. Matteson
Duncan L. Matteson
Chairman of the Board

By:	/s/ David L. Kalkbrenner
David L. Kalkbrenner
President and Chief Executive Officer

EXECUTIVE:
/s/ Byron Scordelis
Byron Scordelis

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